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                                                                       EXHIBIT 9

June 6, 1997


Board of Directors
First SAFECO National Life Insurance Company of New York
6700 Collamer Road
East Syracuse, New York 13057

Gentlemen:

I have acted as counsel to the Company in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form N-4 for the Individual Single Purchase Payment Deferred Variable Annuity Contracts (the "Contracts") to be issued by the Company and its separate account, First SAFECO Separate Account S. I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1. First SAFECO National Life Insurance Company of New York is a validly existing stock life insurance company of the state of New York.

2. First SAFECO Separate Account S is a separate investment account of First SAFECO National Life Insurance Company of New York created and validly existing pursuant to the New York insurance laws and regulations thereunder.

3. All of the prescribed corporate procedures for the issuance of the Contracts have been followed, and, when such Contracts are issued in accordance with the prospectus contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

4. Upon the acceptance of the purchase payments made by a prospective Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such Owner will have a legally-issued, fully paid, non-assessable contractual interest in such Contract.

You may use this letter, or a copy hereof, as an exhibit to the Registration Statement.

Very truly yours,

 /s/ William E. Crawford

William E. Crawford
Counsel